Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“AGREEMENT”) is entered by and between American Spectrum Realty, Inc., American Spectrum Dunham Properties LLC and American Spectrum Realty Operating Partnership LP, on the one hand, and Dunham & Associates Holdings, Inc., Asset Managers, Inc., D&A Daily Mortgage Fund III, L.P., D&A Semi-Annual Mortgage Fund III, L.P. and D&A Intermediate-Term Mortgage Fund III, L.P., on the other hand, as follows:

DEFINITIONS

The following definitions shall apply to this AGREEMENT:

(a)      The term “AMERICAN SPECTRUM” shall collectively refer to American Spectrum Realty, Inc., a Maryland corporation, American Spectrum Dunham Properties LLC, a Delaware limited liability company, and American Spectrum Realty Operating Partnership LP, a limited partnership, each of which has its principal place of business at 2041 Fountain View, Suite 750, Houston, Texas 77057.

(b)      The term “DUNHAM”  shall  collectively  refer  to  Dunham & Associates Holdings, Inc., a California corporation, Asset Managers, Inc., a California corporation, D&A Daily Mortgage Fund III, L.P., a California limited partnership (the “Daily  Fund”), D&A Semi-Annual Mortgage Fund III, L.P., a California limited partnership (the “Semi-Annual Fund”) and D&A Intermediate-Term Mortgage Fund III, L.P., a California limited partnership (the “Intermediate Fund,” and together with the Daily Fund and Semi-Annual Fund, the “DUNHAM FUNDS”), each of which has its principal place of business at 10251 Vista Sorrento Parkway, Suite 200, San Diego, California 92121.

(c)      The terms “PARTY” or “the PARTIES” shall refer to AMERICAN SPECTRUM and DUNHAM, and each of their current or former partners, agents, representatives, employees, attorneys, insurers, successors-in-interest, predecessors-in-interest, parent corporations, subsidiary corporations, affiliated companies, officers, directors and shareholders, and each of them, collectively.

(d)      The term “EFFECTIVE DATE” shall refer to the date that the AGREEMENT is executed by the PARTIES.

(e)      The term “CONTRIBUTION AGREEMENT” shall refer to Contribution Agreement and Joint Escrow Instructions by and among Asset Managers, Inc., D&A Daily Mortgage Fund III, L.P., D&A Semi-Annual Mortgage Fund III, L.P., D&A Intermediate-Term Mortgage Fund III, L.P., American Spectrum Realty, Inc., American Spectrum Dunham Properties LLC and American Spectrum Operating Partnership, L.P. dated December __, 2013.

(f)       The term “LOAN AGREEMENT” shall refer to the letter agreement between Dunham & Associates Holdings, Inc. and American Spectrum Realty, Inc. and American Spectrum Dunham Properties LLC dated December __, 2013.

(g)       The term “ACTION” shall refer to the claims by AMERICAN SPECTRUM against DUNHAM for Breach of Contract, Fraud, Tortious Interference, Lender Liability and Control, Breach of Fiduciary Duty and Conspiracy, relating to DUNHAM’s obligations under the CONTRIBUTION AGREEMENT AND LOAN AGREEMENT, filed by AMERICAN SPECTRUM in the District Court of Harris County, Texas, entitled American Spectrum et al. v. Dunham & Associates Holdings, Inc. et al., Case No. 2014-24363.

TERMS

The PARTIES agree to amend certain agreements between them and resolve the ACTION as follows:

1.         AMERICAN SPECTRUM and DUNHAM agree to amend the CONTRIBUTION AGREEMENT and LOAN AGREEMENT as follows:

a.
DUNHAM FUNDS will repurchase the 14 Projects (as defined in Section 1.26 of the CONTRIBUTION AGREEMENT) shown in the Return Stock column on Exhibit A, attached hereto, effective the later of two (2) weeks from mutual execution of this AGREEMENT or June 30, 2014 (the “Closing Date”) for the same Net Contribution Value (as defined in Section 1.20 of the CONTRIBUTION AGREEMENT) as they were originally sold by tendering Senior Preferred Stock (as defined in Section 3.2.2 of the CONTRIBUTION AGREEMENT) it received pursuant to the CONTRIBUTION AGREEMENT equal to the same amount (collectively, the “Exchange Preferred Stock”).  Each Project shall be returned free and clear of all liens (other than rights with respect to the Project incurred in the ordinary course of business, such as leases) or otherwise in the same condition as when the Project was contributed.  DUNHAM acknowledges and agrees that, upon the Closing Date, AMERICAN SPECTRUM shall sell and convey to DUNHAM and DUNHAM shall accept the Projects “as is, where is, with all faults,” except to the extent expressly provided otherwise in this AGREEMENT.  With respect to the Project commonly referred to as “Castaic,” which is currently in escrow, DUNHAM agrees to review and approve (such approval shall not be unreasonably withheld) the Purchase and Sale Agreement and Joint Escrow Instructions dated May 16, 2014 by and between CV Communities, LLC and American Spectrum Dunham Properties LLC and Integrity Capital Castaic LLC (the “Castaic Purchase and Sale Agreement”) by the Closing Date provided the terms of such sale are market and assume the obligations of AMERICAN SPECTRUM under the Castaic Purchase and Sale Agreement after the Closing Date, provided such approval is granted by DUNHAM.  If and only when the Castaic transaction closes, DUNHAM agrees to pay $12,500 to AMERICAN SPECTRUM for payment of legal fees incurred with respect to the Castaic Purchase and Sale Agreement.

b.
DUNHAM shall retain Warrants (as defined in the LOAN AGREEMENT) to purchase up to 300,000 shares of the common stock of American Spectrum Realty, Inc. at any time prior to December 31, 2018 at a price per share of two dollars ($2.00) for providing and arranging the advance to AMERICAN SPECTRUM of $3,000,000 on December __, 2013 (the “Tranche 1 Loan”).  If the Tranche 1 Loan is paid off prior to January 1, 2017, DUNHAM will have the later of thirty (30) days from the date of repayment or the ninetieth (90th) day (following the date of repayment) in which AMERICAN SPECTRUM common stock has continually traded on the NYSE (currently trading is halted) or other exchange or over-the-counter market where the common stock trades and is quoted on a daily basis to exercise the Warrants or they will expire.  Other than the early expiration date discussed in the preceding sentence, the other terms of such Warrants remains unchanged and shall be governed by the terms of the Warrant to Purchase Common Stock of American Spectrum Realty, Inc.

c.
Lender under the Tranche 1 Loan (“Lender”) shall release the Project commonly referred to as “San Jacinto” from the lien of the applicable deed of trust on the condition that AMERICAN SPECTRUM grants to lender first liens on substitute real property commonly referred to as “IB Hotel” and “Calimesa” to secure repayment of the Tranche 1 Note (as defined in the LOAN AGREEMENT) in place of the released Project.  If and when “IB Hotel” and/or “Calimesa” are sold after the Closing Date to a person unrelated to American Spectrum (excluding the granting of any deed of trust or mortgage to secure the repayment of any financing or refinancing), American Spectrum shall pay Lender at the closing of such sale(s) the net proceeds of such sale(s) in repayment of the Tranche 1 Loan and Lender shall release the first lien on the subject property being sold.  To the extent that the net proceeds from the second of such sale is insufficient to pay off the original principal amount of $3,000,000 and all accrued and unpaid interest on the Tranche 1 Loan, then American Spectrum will be obligated to pay the remaining balance to the Lender as a condition of the release of the first lien on the subject property being sold.  The Tranche 1 Loan Secured Promissory Note and LOAN AGREEMENT are hereby amended to delete Borrower’s right to substitute “Substitute Property,” which right shall be null and void after the Closing Date.

d.
The LOAN AGREEMENT is amended to delete all references to the advance to AMERICAN SPECTRUM of an additional $3,000,000 (the “Tranche 2 Loan”) and corresponding note and that the PARTIES acknowledge and agree that DUNHAM is under no obligation to arrange or advance the Tranche 2 Loan.

e.	Sections 3.2.2(a) and (b) and Section 3.5 of the CONTRIBUTION AGREEMENT is amended in its entirety as set forth in Exhibit B, attached hereto and incorporated each by reference.
f.
The Articles Supplementary for 8% Cumulative Preferred Stock, Series B of American Spectrum Realty, Inc. are amended and restated as set forth in Exhibit C, attached hereto (“Amended and Restated Articles”).

g.
All rents, all operating expenses/accruals, security deposits, etc. will be prorated as normal as of close of escrow.  Insurance and property taxes must be current.  Standard title insurance (same form and coverage as originally issued) to be paid for by seller.  Any unpaid dividends on existing Senior Preferred Stock pursuant to the Amended and Restated Articles and any unpaid interest on the Tranche 1 Loan will be paid on the Closing Date.  AMERICAN SPECTRUM agrees to cooperate in taking such actions as may be necessary to prefect good title in the DUNHAM FUNDS with respect to the Projects to be repurchased by the DUNHAM FUNDS, including assignment of the membership interest relating to Nevada Treasure RV Resort LLC.

Except as set forth above, the original terms, provisions, conditions, covenants, representations and warranties, rights and obligations contained in the CONTRIBUTION AGREEMENT and LOAN AGREEMENT remain unchanged and in full force and effect.

2.         The PARTIES agree to not disparage the other party with respect to any matter related to the ACTION or otherwise, in any communications with any third party, and any press releases or writings.  The PARTIES agree to approve a mutually agreeable press release that is favorable to all.

3.         The  PARTIES  agree  that  they  have  secured  independent  legal  advice  and consultation in connection with this AGREEMENT and any rights that they may be relinquishing, and that they or it have not relied upon any representation or statements by other PARTIES, or their agents or attorneys, in executing this AGREEMENT, other than those which are expressed in this AGREEMENT.  Furthermore, the PARTIES have executed this AGREEMENT voluntarily and with full knowledge of its significance.

4.         No later than three (3) days after the execution of this AGREEMENT, AMERICAN SPECTRUM shall cause an Order of Dismissal of the ACTION with respect to DUNHAM to be submitted to the Court, and shall take all steps needed to have the Court expeditiously enter the Order of Dismissal. The Order of Dismissal which AMERICAN SPECTRUM shall cause to be submitted shall order that the ACTION with respect to DUNHAM is dismissed with prejudice.

5.         The  PARTIES  agree  that  if  legal  proceedings  are  instituted  to  enforce  the provisions of this AGREEMENT, the prevailing party shall receive reasonable attorneys’ fees and costs as fixed by the Court.  The PARTIES agree that any dispute shall be resolved pursuant to the binding arbitration provision set forth in the CONTRIBUTION AGREEMENT.

6.         The PARTIES agree that all claims and counterclaims released and discharged by them as set forth in this AGREEMENT belong to them and to them alone and that they have not assigned, transferred, or conveyed in any manner their claims released and discharged in this AGREEMENT.

7.         The PARTIES warrant that the individuals executing this AGREEMENT on their behalf have the legal capacity to enter into this AGREEMENT and the authority to bind their respective PARTIES.

8.         The  PARTIES  agree  to  bear  their  own  respective  attorney’s  fees,  costs  and expenses incurred in connection with the ACTION and the negotiation and preparation of this AGREEMENT.

9.         The PARTIES agree that this AGREEMENT shall be construed according to California law.  The PARTIES further agree that the Superior Court of the State of California, County of San Diego shall have jurisdiction of this matter for the purpose of enforcing this AGREEMENT.

10.       The PARTIES agree that this AGREEMENT was the product of negotiation and preparation by and among the PARTIES and their respective attorneys. The PARTIES agree that this AGREEMENT shall not be deemed prepared or drafted by one PARTY or another and shall be construed accordingly when interpreted.

11.       The PARTIES may not waive any provision of this AGREEMENT except by a written agreement that all of the PARTIES have signed.  A waiver of any provision of this AGREEMENT will not constitute a waiver of any other provision. The PARTIES may modify or amend this AGREEMENT only by a written agreement that all of the PARTIES have signed.

12.       This AGREEMENT constitutes the entire agreement of the parties with respect to the matters covered by this AGREEMENT and the ACTION, and no promise made by any PARTY or by an officer, attorney, or agent of any PARTY that is not expressly contained in this AGREEMENT shall be binding or valid.  Additionally, any modification of any provision of this AGREEMENT, to be effective must be in writing and signed by the PARTIES.

13.       The PARTIES may execute this AGREEMENT in one or more identical counterparts, each of which constitutes an original, and all of which constitute one and the same AGREEMENT.  A facsimile or copy of this AGREEMENT executed by the PARTIES, whether complete or in counterparts, will constitute sufficient evidence of the executed original of this AGREEMENT for all purposes.

14.       The PARTIES agree that this AGREEMENT shall be binding upon their parent corporations, subsidiary corporations, affiliated companies, related entities, representatives, principals, officers, directors, shareholders, employees, members, contractors, successors-in-interest, predecessors-in-interest, assigns, agents and estates.

15.       In the event that any of the terms, conditions or provisions of this AGREEMENT is held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the legality, validity and enforceability of the remaining terms, conditions or provisions shall not be affected.

16.       The PARTIES agree that this AGREEMENT effects the settlement of claims which are denied and contested, and that this AGREEMENT is done entirely for the purpose of compromise and settlement of disputed claims.

MUTUAL RELEASE

17.       EXCEPT FOR THE RIGHTS AND OBLIGATIONS CREATED BY THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS CONTINUING UNDER THE CONTRIBUTION AGREEMENT, LOAN AGREEMENT, TRANCHE 1 LOAN AND AMENDED AND RESTATED ARTICLES AND ALL RELATED DOCUMENTS RELATED TO THE FOREGOING, UPON EXECUTION OF THIS AGREEMENT BY THE PARTIES, AMERICAN SPECTRUM, ON BEHALF OF ITSELF, AND EACH OF AMERICAN SPECTRUM’S PRESENT AND FORMER PRINCIPALS, AGENTS, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, HEIRS, ASSIGNS, ATTORNEYS, REPRESENTATIVES, LIMITED PARTNERS, PARENTS, SUBSIDIARIES, RELATED ENTITIES, AFFILIATED CORPORATIONS, PREDECESSOR AND SUCCESSOR CORPORATIONS AND EACH OF THEM, RELEASES AND DISCHARGES DUNHAM, AND EACH OF ITS PRESENT AND FORMER PRINCIPALS, AGENTS, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, HEIRS, ASSIGNS, ATTORNEYS, REPRESENTATIVES, LIMITED PARTNERS, PARENTS, SUBSIDIARIES, RELATED ENTITIES, AFFILIATE CORPORATIONS, PREDECESSOR AND SUCCESSOR CORPORATIONS AND EACH OF THEM, FROM ALL CLAIMS THAT WERE OR COULD HAVE BEEN ASSERTED IN THE ACTION EXPRESSLY (INCLUDING BUT NOT LIMITED TO ANY CLAIM THAT DUNHAM NOT FUNDING THE $3 MILLION TRANCHE 2 LOAN ADVERSELY EFFECTED AMERICAN SPECTRUM IN ANY MANNER), FROM THE BEGINNING OF TIME THROUGH THE EFFECTIVE DATE OF THIS AGREEMENT.

18.       EXCEPT FOR THE RIGHTS AND OBLIGATIONS CREATED BY THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS CONTINUING UNDER THE CONTRIBUTION AGREEMENT, LOAN AGREEMENT, TRANCHE 1 LOAN AND AMENDED AND RESTATED ARTICLES AND ALL RELATED DOCUMENTS RELATED TO THE FOREGOING, UPON EXECUTION OF THIS AGREEMENT BY THE PARTIES, DUNHAM, ON BEHALF OF ITSELF, AND EACH OF DUNHAM’S PRESENT AND FORMER PRINCIPALS, AGENTS, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, HEIRS, ASSIGNS, ATTORNEYS, REPRESENTATIVES, LIMITED PARTNERS, PARENTS, SUBSIDIARIES, RELATED ENTITIES, AFFILIATE CORPORATIONS, PREDECESSOR AND SUCCESSOR CORPORATIONS AND EACH OF THEM, HEREBY RELEASES AND DISCHARGES AMERICAN SPECTRUM, AND EACH OF ITS PRESENT AND FORMER PRINCIPALS, AGENTS, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, HEIRS, ASSIGNS, ATTORNEYS, REPRESENTATIVES, LIMITED PARTNERS, PARENT, SUBSIDIARIES, RELATED ENTITIES, AFFILIATE CORPORATIONS, PREDECESSOR AND SUCCESSOR CORPORATIONS AND EACH OF THEM, FROM ALL CLAIMS THAT WERE OR COULD HAVE BEEN ASSERTED BY DUNHAM ARISING OUT OF A DEFAULT BY AMERICAN SPECTRUM THROUGH THE DATE HEREOF.

19.       THE PARTIES AGREE AND ACKNOWLEDGE THE RELEASES SET FORTH IN THIS AGREEMENT ARE A GENERAL RELEASE. THE PARTIES EXPRESSLY WAIVE, AND ASSUME THE RISK OF, ANY AND ALL CLAIMS FOR DAMAGES AGAINST ANY OF THE OTHER PARTIES ARISING OUT OF, BASED UPON OR RELATING TO THE ACTION WHICH EXIST AS OF THIS DATE WHICH THE PARTIES DO NOT KNOW OR SUSPECT TO EXIST, WHETHER THROUGH IGNORANCE, OVERSIGHT, ERROR, NEGLIGENCE, OR OTHERWISE WHICH, IF KNOWN, WOULD MATERIALLY AFFECT THEIR DECISION TO ENTER INTO THIS AGREEMENT.  THE PARTIES FURTHER AGREE THAT IF THE LAW OR FACTS WITH RESPECT TO WHICH THIS AGREEMENT IS EXECUTED ARE FOUND TO BE OTHER THAN, OR DIFFERENT FROM, THE LAW AND FACTS NOW BELIEVED BY THE PARTIES TO BE TRUE, THE PARTIES EXPRESSLY ACCEPT AND ASSUME THE RISK OF SUCH POSSIBLE DIFFERENCES IN LAW OR FACTS, AND AGREE THAT THIS AGREEMENT SHALL BE AND REMAIN EFFECTIVE NOTWITHSTANDING ANY SUCH DIFFERENCES.   THE PARTIES AGREE AND ACKNOWLEDGE THAT ALL RIGHTS UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE ARE HEREBY EXPRESSLY WAIVED.  SECTION 1542 PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

[Remainder of Page Intentionally Left Blank]

DATED: June 7, 2014	American Spectrum Realty, Inc.
By: /s/ William J. Carden
Name: William J. Carden
Title: President

DATED: June 7, 2014	American Spectrum Dunham Properties LLC
By: /s/ William J. Carden
Name: William J. Carden
Title: President

DATED: June 7, 2014	American Spectrum Realty Operating Partnership LP
By: /s/ William J. Carden
Name: William J. Carden
Title: President

DATED: June 6, 2014	Dunham & Associates Holdings, Inc.
By: /s/ Jeffrey A. Dunham
Name: Jeffrey A. Dunham
Title:

DATED: June 6, 2014	Asset Managers, Inc.
By: /s/ Jeffrey A. Dunham
Name: Jeffrey A. Dunham
Title:

DATED: June 6, 2014	D&A Daily Mortgage Fund III, L.P.
By: /s/ Jeffrey A. Dunham
Name: Jeffrey A. Dunham
Title:

DATED: June 6, 2014	D&A Semi-Annual Mortgage Fund, III, L.P.
By: /s/ Jeffrey A. Dunham
Name: Jeffrey A. Dunham
Title:

DATED: June 6, 2014	D&A Intermediate-Term Mortgage Fund, III, L.P.
By: /s/ Jeffrey A. Dunham
Name: Jeffrey A. Dunham
Title:

EXHIBIT A

Version C Fund Project Name Net Contribution Value (Stock) Keep Stock Return Stock 100% Owned D Perris 921,016 $ 921,016 $ D Encinitas 1,251,043 1,251,043 D Wilmington 2,183,779 2,183,779 D Florida 2,901,829 2,901,829 D San Ysidro 895,282 895,282 I Quail Run 4,933,887 4,933,887 I Pierson 654,047 654,047 I Club Royal Oak 2,995,251 2,995,251 I Verdugo 7,424,032 7,424,032 S IB Hotel 3,601,213 3,601,213 S Karen & Mission Lakes 3,594,124 3,594,124 S Nevada Treasure RV Resort LLC 5,990,343 5,990,343 S El Toro Road 359,004 359,004 S Murrieta Plaza 3,120,651 3,120,651 S Calimesa 2,861,066 2,861,066 Sub-Total 100% Owned 43,686,567 $ 20,071,241 $ 23,615,326 $ Shared Ownership D Castaic (75.00%) 8,582,196 8,582,196 I Varner Road (53.125%) 1,797,020 1,797,020 I Salton (71.429%) 5,796,615 5,796,615 Sub-Total Shared Ownership 16,175,831 $ - $ 16,175,831 $ Total REO 59,862,398 $ 20,071,241 $ 39,791,157 $ Fund Loan Name Net Contribution Value Keep Stock Return Stock Loan: S Shelbran (San Jacinto SAMF LLC) 7,620,044 $ 7,620,044 $ Total Loans 7,620,044 $ - $ 7,620,044 $ TOTAL PROJECTS 67,482,442 $ 20,071,241 $ 47,411,201 $ Total D&A Daily Mortgage Fund III, L.P. 16,735,145 $ 1,251,043 $ 15,484,102 $ Total D&A Semi-Annual Mortgage Fund III, L.P. 27,146,445 $ 6,462,279 $ 20,684,166 $ Total D&A Intermediate-Term Mortgage Fund III, L.P. 23,600,852 $ 12,357,919 $ 11,242,933 $ TOTAL BY FUND 67,482,442 $ 20,071,241 $ 47,411,201 $ Allocation of Senior Preferred Stock Among Dunham Funds As of December 30, 2013 6/2/2014 1 of 1

EXHIBIT B

Section 3.2.2         Senior Preferred Stock.

(a)           Senior Preferred Stock Dividend.  As set forth in more detail in the Articles Supplementary, the Senior Preferred Stock shall earn a dividend calculated like simple interest as follows: (i) at the rate of eight percent (8%) per annum on the then outstanding Net Contribution Value for the period commencing on the Closing Date and terminating on December 31, 2014 (the “Initial Interest Period”), and (ii) thereafter until the Senior Preferred Stock has been redeemed in full, at the rate of twelve percent (12%) per annum on the then outstanding Net Contribution Value.  The accrued and outstanding dividend shall be paid monthly on the first business day of each calendar month commencing January 1, 2014 (each, a “Dividend Payment”); provided, however, that in connection with each Dividend Payment attributable to the Initial Interest Period, only fifty percent (50%) of the accrued dividend payable with respect each Dividend Payment shall be payable in connection with the applicable Dividend Payment and the balance of such dividend shall accrue and be paid in one lump sum payment on December 1, 2015, which accrued amount shall earn simple interest at the same rate as the then applicable dividend rate of the Senior Preferred Stock.  All Dividend Payments shall be paid electronically via wire transfer of immediately available funds to account(s) designated by Dunham.  Notwithstanding the foregoing, from and after April 1, 2014 no dividends shall accrue and be payable on the Senior Preferred Stock tendered to the Corporation on the “Closing Date” under the Settlement Agreement (collectively, the "Exchange Preferred Stock").  For the avoidance of doubt, all dividends accrued and deferred on all shares of Series B through March 31, 2014 shall be payable when and as due.

(b)           Redemption of Senior Preferred Stock.  As set forth more fully in the Amended and Restated Articles Supplementary, American Spectrum Realty shall be obligated to redeem the Senior Preferred Stock issued to each of the Dunham Funds, pro rata in accordance with the Senior Preferred Stock held by each of the Dunham Funds, as follows: (i) an aggregate of Three Million Ten Thousand Six Hundred and Eighty Six Dollars ($3,010,686) on December 1, 2014 in consideration of approximately fifteen percent (15%) of the Senior Preferred Stock, (ii) an aggregate of Seven Million Twenty Four Thousand Nine Hundred and Thirty Four Dollars ($7,024,934) on June 1, 2015 in consideration of thirty-five percent (35%) of the Senior Preferred Stock and (iii) on December 1, 2015 an amount equal to the Net Contribution Value less the amounts theretofore paid in consideration of the redemption of Senior Preferred Stock in consideration of the balance of the unredeemed Senior Preferred Stock (each a "Redemption Payment").  Upon redemption of any of the Senior Preferred Stock (A) the accrued but unpaid dividend with respect to such redeemed Senior Preferred Stock shall also be paid to the holder of the Senior Preferred Stock being so redeemed and (B) the Net Contribution Value shall be reduced for purposes of determining the dividend to be earned thereon.  Notwithstanding the foregoing, the accrued and unpaid dividend on the Senior Preferred Stock that would not otherwise be payable until December 1, 2015 shall continue to accrue and earn interest as herein provided and be payable on December 1, 2015.  Any Sale Payments (herein below defined) paid with respect to the Senior Preferred Stock pursuant to this Agreement (x) shall reduce the Net Contribution Value by the amount of such Sale Payment when such Sale Payment is made and (y) shall be credited to the next Redemption Payment required to be made by American Spectrum Realty.  Participation Payments (herein below defined) shall not reduce the Net Contribution Value or be credited to any Redemption Payment.  All Redemption Payments, Sale Payments and Participation Payments shall be paid electronically via wire transfer of immediately available funds to account(s) designated by Dunham.

1

Section 3.5             Board Observer Rights.  For so long as Dunham Funds hold (and continue to hold) any of the Senior Preferred Stock and either an Event of Default has occurred under the Amended and Restated Articles Supplementary or “Regulatory Event” (as defined below) has occurred, American Spectrum Realty shall permit a designee of Dunham Funds, reasonably approved by the Board of Directors (the "Observer"), to attend all meetings of its Board of Directors (whether in person, telephonic or other) (other than meetings of a committee of the Board of Directors, unless other observers of the Board of Directors are permitted to attend such meetings) in a nonvoting observer capacity and, in this respect, shall provide the Observer, concurrently with the members of the Board of Directors, with copies of all notices, minutes, consents, and other materials that it provided to such members (other than in meetings of a committee of the Board of Directors, unless other observers of the Board of Directors are provided such materials); provided, however, that the Observer agrees to hold in confidence and trust all information so provided to it or learned by it in connection with its rights hereunder; it being understood and agreed that, notwithstanding the foregoing, the Observer shall be permitted to use or disclose such information to Dunham Funds and its affiliates in connection with managing its investment in American Spectrum Realty; and provided, further, that American Spectrum Realty reserves the right to withhold any information or to exclude the Observer from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between American Spectrum Realty and its counsel; or (ii) access to such information or attendance at such meeting could result in a conflict of interest between Dunham Funds or its representative and American Spectrum Realty.  If requested, the Observer shall execute a standard non-disclosure agreement with respect to the information disclosed in any such board meeting.  The initial Observer shall be Jeffrey Dunham, who may be replaced at any time by unanimous consent of the Dunham Funds, provided, however, that the replacement of Jeffrey Dunham by anybody other than Denise Iverson shall require the consent of American Spectrum Realty (which may not be unreasonably withheld).  A “Regulatory Event” shall mean a governmental regulatory investigation or action with respect to American Spectrum, one of its officers, or American Spectrum’s failure to timely file any SEC Reports (other than Forms 3, 4, and 5, and the quarterly report on Form 10-Q for the quarter ended March 31, 2014) and fails to make such filing within thirty (30) days of the due date for such filing required to be filed by American Spectrum from and after June 30, 2014.  To the extent that American Spectrum has filed and is current on all SEC Reports (other than Forms 3, 4, and 5, and the quarterly report on Form 10-Q for the quarter ended March 31, 2014), the board observer rights will cease going forward unless and until American Spectrum fails to timely file any SEC Reports (and fails to make such filing within thirty (30) days of the due date for such filing) in the future.

2

EXHIBIT C

AMENDED AND RESTATED ARTICLES SUPPLEMENTARY
FOR
8% CUMULATIVE PREFERRED STOCK, SERIES B
OF
AMERICAN SPECTRUM REALTY, INC.

AMERICAN SPECTRUM REALTY, INC., a corporation organized and existing under the Maryland General Corporation Law (the “Corporation”), in accordance with the provisions thereof, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under its power and authority contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) by a duly adopted resolution classified and designated 17,000,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of 8% Cumulative Preferred Stock, Series B, par value $0.01 per share, and hereby amends and restates in its entirety the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption related to the Series B.

Section 1.            Designation.  The distinctive serial designation of such series of Preferred Stock is “8% Cumulative Preferred Stock, Series B” (“Series B”).  Each share of Series B shall be identical in all respects to every other share of Series B.

Section 2.            Number of Shares.  The authorized number of shares of Series B shall be 17,000,000.  Shares of Series B that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series B may be reissued only as shares of any series other than Series B).

Section 3.             Definitions.  As used herein with respect to Series B:

(a)         “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise, excluding any variable interest entity of which the Corporation or any of its Affiliates owns less than 10%.

(b)         “Articles Supplementary” means the Articles Supplementary relating to the Series B, as they may be amended from time to time.

(c)         “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

(d)         “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(e)         “Business Day” means each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

(f)          “Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Original Issue Date by any Person or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), of more than 19.9% of the voting rights or equity interests in the Corporation in a transaction approved by the Corporation’s Board of Directors; (ii) a transaction after the Original Issue Date resulting in William J. Carden owning or controlling less than 19.9% of the voting rights or equity interests of the Corporation; (iii) a merger or consolidation of the Corporation or a sale of 19.9% or more of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least 80% of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable; (iv) a recapitalization, reorganization or other transaction involving the Corporation that constitutes or could result in a transfer of more than 19.9% of the voting rights in the Corporation; (v) the sale, lease, exchange or other transfer in one or a series of related transactions of all or substantially all of the Corporation’s total assets on a consolidated basis, as reported in the Corporation’s consolidated financial statements, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Corporation immediately prior to such sale; or (vi) the execution by the Corporation or its controlling stockholders of an agreement providing for or that will, upon consummation of the transactions contemplated thereby, result in any of the foregoing events. The issued and outstanding Series B and the Warrant Shares shall not be included in calculating the above percentages.

(g)         “Charter” means the charter of the Corporation, as it may be amended or restated from time to time, and shall include these Articles Supplementary.

(h)         “Common Stock” means the common stock of the Corporation.

(i)          “Contribution Agreement” means that certain Contribution Agreement dated as of December __, 2013 between the Corporation, Asset Managers, Inc., American Spectrum Realty Operating Partnership, L.P., American Spectrum Dunham Properties, LLC and the initial holders of Series B, as amended by the Settlement Agreement and Mutual Release dated June 3, 2014 (the “Settlement Agreement”).

(j)          “Default Rate” means 15% per annum, non-compounded.

(k)         “Dividend Payment Date” means the first day of each calendar month commencing with February 1, 2014.

(l)          “Dividend Period” means each accrual period during which shares of the Series B are issued and outstanding (beginning on the first day of each calendar month and ending on the last day of such calendar month); provided, however, that, with respect to each share of Series B, (i) the initial “Dividend Period” shall commence on the Original Issue Date and end on January 31, 2014; and (ii) each other “Dividend Period” shall end on the first to occur of (A) the next last succeeding day of a calendar month or (B) with respect to a share of Series B that is redeemed, the date through and including the date on which such share is redeemed.

(m)        “Dividend Record Date” means, with respect to any Dividend Payment Date, the 15th calendar before such Dividend Payment Date.  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(n)         “Event of Default” shall mean that one or more of the following events has occurred and is continuing:

(i)        the Corporation has failed to perform any covenant, obligation or agreement under Section 3.3 of the Contribution Agreement and fails to cure such breach within thirty (30) days of the date on which the applicable payments set forth therein to the holders of the Series B Preferred are due and owing;

(ii)       the Corporation has failed to comply with the obligations under Section 3.4 of the Contribution Agreement and fails to cure such breach, to the extent it is capable of being cured, within ninety (90) days of the occurrence of such breach;

(iii)      the lender with respect to any Project (as defined in the Contribution Agreement) that is encumbered by a lien created by the Existing Financing (as defined in the Contribution Agreement) forecloses upon or otherwise acquires such Project;

(iv)     the Corporation has failed to redeem the required shares of Series B at any Redemption Date and fails to cure such breach within ninety (90) days of the applicable Redemption Date;

(v)      the Corporation fails to pay in full in cash any dividend on any applicable Dividend Payment Date at the Preferred Distribution Rate (regardless of whether such dividend has been authorized by the Board of Directors and declared by the Corporation or whether the Corporation has legally available funds for the payment of such dividend) and fails to cure such breach within thirty (30) days of the applicable Dividend Payment Date;

(vi)     the Corporation has failed to comply with the Series B Preferred Terms (other than as set forth in subclause (iv) and (v) of this definition) and fails to cure such breach, to the extent it is capable of being cured, within seventy-five (75) days of the occurrence of such breach; or

(vii)    (A) the Corporation has filed a voluntary petition in bankruptcy; (B) an involuntary petition in bankruptcy has been filed against the Corporation and is not dismissed or removed within 60 days; (C) the Corporation applies for, consents to, or acquiesces in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or makes an assignment for the benefit of creditors; (D) the Corporation has filed a petition or an answer seeking any reorganization, arrangement, dissolution, liquidation or similar relief under any law, statute or regulation; or (E) the Corporation takes any action authorizing, or in furtherance of, any of the foregoing.

(o)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)         “Final Dividend Payment Date” means December 1, 2015.

(q)         “Final Redemption Date” means December 1, 2015.

(r)          “First Redemption Date” means December 1, 2014.

(s)         “First Redemption Date Shares” means a number of shares of Series B equal to the quotient of (i) the difference between (A) $3,010,686, less (B) all Sale Payments and Debt Payments actually received by the holders of the Series B on or prior to the First Redemption Date, divided by (ii) the Liquidation Preference calculated as of the First Redemption Date.

(t)          “Junior Stock” means the Common Stock, Series A and any other class or series of stock of the Corporation (other than Series B) that ranks junior to Series B either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(u)         “Liquidation Preference” means (i) $4.00 per share of Series B less (ii) all Per Share Sale Payments and Per Share Debt Payments actually received by the holders of the Series B, in each case as adjusted for stock splits, stock dividends, reclassification and the like.

(v)         “Original Issue Date” means December 30, 2013.

(w)        “Parity Stock” means the Series B, Series C and any other class or series of stock of the Corporation which have been approved by the holders of the Series B that ranks equally with Series B both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(x)          “Per Share Debt Payments” shall mean all Debt Payments (as defined below) calculated on a per share basis with respect to each share of Series B held by such holder.

(y)         “Per Share Sale Payments” means all Sale Payments calculated on a per share basis with respect to each share of Series B held by such holder.

(z)          “Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity.

(aa)       “PIK Interest” means interest accrued at the Preferred Distribution Rate on PIK Dividends from the date such dividends would have otherwise been payable but for part (ii) of Section 4(a) through the date on which the PIK Dividends are paid in full.

(bb)      “Preferred Distribution Rate” means: (i) 8% per annum, non-compounded, to, but excluding, the Rate Increase Date; and (ii) from and after the Rate Increase Date, 12.0% per annum, non-compounded; provided, however, that (A) in the event that the Corporation shall (i) fail to redeem any shares of Series B on any Redemption Date, or (ii) fail to make a dividend payment on any Dividend Payment Date, then from and after such date, until such time that the Event of Default has been remedied in full, the Preferred Distribution Rate then in effect shall be increased to the Default Rate; and (B) upon the occurrence of an Event of Default (other than as described in clause (A) above) which is not cured within 30 days, until such time that the Event of Default has been remedied in full, the Preferred Distribution Rate then in effect shall be increased to the Default Rate.

(cc)       “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B.

(dd)       “Rate Increase Date” means January 1, 2015.

(ee)       “Redemption Date” means each of the First Redemption Date, the Second Redemption Date, the Final Redemption Date and the Optional Redemption Date.

(ff)         “Redemption Price” means, with respect to each share of Series B, as of any date of determination, an amount equal to (i) the Liquidation Preference; (ii) plus an amount equal to all accrued and unpaid dividends (other than PIK Dividends on the First Redemption Date and the Second Redemption Date) with respect to such share.

(gg)       “Sale Payments” means the aggregate “Sale Payments” (including, for the avoidance of doubt, “Deficit Payments”) received by holders of Series B pursuant to and as defined under the Contribution Agreement.

(hh)       “Second Redemption Date” means June 1, 2015.

(ii)         “Second Redemption Date Shares” means a number of shares of Series B equal to the quotient of (i) the difference between (A) $7,024,934, less (B) all Sale Payments and Debt Payments actually received by the holders of the Series B subsequent to the First Redemption Date and on or before the Second Redemption Date, divided by (ii) the Liquidation Preference calculated as of the Second Redemption Date.

(jj)         “Senior Stock” means, as the case may be, (i) any class or series of stock of the Corporation ranking senior to the Series B (and any Parity Stock) in respect of the right to receive dividends, (ii) any class or series of stock of the Corporation ranking senior to the Series B (and any Parity Stock) in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation or (iii) any class or series of stock of the Corporation ranking senior to the Series B (and any Parity Stock) in respect of the right to redemption.

(kk)       “Series A” means the 15% Cumulative Preferred Stock, Series A of the Corporation.

(ll)         “Series B Preferred Terms” means the terms of the Series B Preferred as set forth herein.

(mm)     “Series C” means the 8% Cumulative Preferred Stock, Series C of the Corporation.

(nn)      “Unredeemed Shares” means any shares of Series B that the Corporation is obligated to redeem on any particular Redemption Date and in respect of which the Corporation has failed to deliver the Redemption Price in full on such Redemption Date.

(oo)      “Warrant Shares” means those shares of the Corporation’s Common Stock subject to that certain Warrant to Purchase Common Stock of American Spectrum Realty, Inc., dated December __, 2013, issued by the Corporation to Dunham & Associates Holdings, Inc.

Section 4.            Dividends.

(a)         Subject to 4(d) below, the record holders of Series B shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, on each outstanding share of Series B, cumulative cash dividends calculated at the Preferred Distribution Rate on the Liquidation Preference.  Except as otherwise set forth below, dividends on each outstanding share of Series B shall accrue and be cumulative from and including the issuance date of such share and shall be payable monthly in arrears on each Dividend Payment Date.  For dividends accruing during Dividend Periods ending before or on December 31, 2014, (i) 50% of such dividends shall be payable monthly in arrears on each Dividend Payment Date and (ii) 50% of such dividends (“PIK Dividends”) plus PIK Interest accrued thereon shall be payable on the Final Dividend Payment Date.  If any Dividend Payment Date is not a Business Day, then any dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.  Dividends payable on the Series B in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable on the Series B for any partial period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.  Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date.  Notwithstanding the foregoing or any provisions in the Articles Supplementary to the contrary, from and after April 1, 2014 no dividends shall accrue and be payable on the Senior Preferred Stock tendered to the Corporation on the “Closing Date” under the Settlement Agreement (collectively, the "Exchange Preferred Stock").  For the avoidance of doubt, all dividends accrued and deferred on all shares of Series B through March 31, 2014 shall be payable when and as due.

(b)         Holders of Series B shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series B as specified in this Section 4 (subject to the other provisions of these Articles Supplementary).

(c)         So long as any share of Series B remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock or any other shares of Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock or of one share of Parity Stock for or into another share of Parity Stock (with the same or lesser per share liquidation amount) or Junior Stock) during a Dividend Period, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Series B have been declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B on the applicable record date) and the Corporation has established and funded a reserve for the projected dividends and mandatory redemption payments required pursuant to Section 5 hereof for the succeeding twelve (12) month period owing with respect to the Series B.

(d)         All dividends declared and paid upon Parity Stock, including the Series C and each other applicable class or series, shall be declared on all class or series of Parity Stock, including the Series B and Series C pro rata so that the amount of dividends declared and paid per share of Series B, Series C and such other class or series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B and such other class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Parity Stock for prior Dividend Periods if such other class or series of Parity Stock does not have a cumulative dividend) bear to each other.  All dividends declared and paid upon the Series B shall be declared and paid in equal amounts on each such share outstanding at the close of business on the Dividend Record Date with respect to such dividend.

(e)         Subject to the foregoing and the provisions of Section 8(c), such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series B shall not be entitled to participate in any such dividends.

Section 5.            Liquidation Rights.

(a)         In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B shall be entitled to receive, for each share of Series B, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation (other than amounts owing to the Corporation in connection with any loans or credit advances made to the Corporation after the Original Issue Date by (i) any Affiliate of the Corporation, or (ii) to any officer, director or shareholder of the Corporation (or any of their respective Affiliates) which amounts shall be expressly subordinate to the amounts payable to the Series B pursuant to this Section 5(a)), before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock as to such distribution, payment in full in an amount equal to the sum of (A) the Liquidation Preference and (B) all accrued and unpaid dividends thereon, whether or not declared, to the date of payment.

(b)         In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B and the corresponding amounts payable on all shares of other classes or series of Parity Stock, including the Series C, then the holders of the Series B and each such other class or series of Parity Stock, including the Series C, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)         If the liquidating distributions described in this Section 5 have been paid in full to all holders of Series B, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)         For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series B receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(e)         In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B shall not be added to the Corporation’s total liabilities.

Section 6.            Redemption.

(a)         General. Series B shall not be redeemable except as set forth in this Section 6.

(b)         Mandatory Redemption.

(i)        On the First Redemption Date, the Corporation shall redeem the First Redemption Date Shares pro rata from the record holders thereof for cash in an amount per share equal to the Redemption Price calculated as of the First Redemption Date.

(ii)       On the Second Redemption Date, the Corporation shall redeem the Second Redemption Date Shares pro rata from the record holders thereof for cash in an amount per share equal to the Redemption Price calculated as of the Second Redemption Date.

(iii)      On the Final Redemption Date, the Corporation shall redeem from the record holders thereof, all remaining issued and outstanding Series B for cash in an amount per share equal to the Redemption Price calculated as of the Final Redemption Date.

(c)           Optional Redemption.  The holders of at least 75% of the then issued and outstanding Series B (the “Majority Holders”) shall have the right (the “Optional Redemption Right”), which right may be exercised by delivering to the Corporation an Optional Redemption Notice during the pendency of an Event of Default, to require the Corporation to redeem all (but not less than all) of the outstanding shares of Series B.

(i)        Promptly, but in no event later than five (5) days following the occurrence of an Event of Default, the Corporation shall deliver to the holders of record of Series B at their addresses as they appear on the Corporation’s stock transfer records a notice of occurrence of the Event of Default (the “Event of Default Notice”).  Such notice shall state: (A) the events constituting the Event of Default; (B) the date on which the Event of Default occurred; (C) that, as a result of the Event of Default, the holders of Series B may exercise the Optional Redemption Right; and (iv) the procedure set forth below which the holders of Series B must follow in order to validly exercise the Optional Redemption Right.

(ii)       The Optional Redemption Right may be exercised by the Majority Holders delivering, at any time during the pendency of an Event of Default, to the Corporation a notice in writing (an “Optional Redemption Notice”) stating the holders’ election for the Corporation to redeem shares of Series B.  An Optional Redemption Notice may not be withdrawn without the written consent of the Corporation.  The Majority Holders may deliver the Optional Redemption Notice at any time following the occurrence of the Event of Default and whether or not the Corporation has delivered an Event of Default Notice pursuant to Section 6(c)(i).

(iii)      Coordination with Parity Stock.

           (A)     Promptly, and in any event no later than five days, following any delivery by the Series B holders to the Corporation of an Optional Redemption Notice, the Corporation shall deliver to the holders of record of each other class or series of Parity Stock of which any shares are then outstanding a notice of receipt of the Optional Redemption Notice, together with a copy of the Optional Redemption Notice.

           (B)     Promptly, and in any event no later than five days, following any exercise by the holder or holders of any other class or series of Parity Stock, pursuant to the terms thereof, of the optional redemption right set forth therein corresponding to the Optional Redemption Right set forth herein (such right, a “Parity Optional Redemption Right” and such exercise, a “Parity Optional Redemption Exercise”), the Corporation shall deliver to the holders of record of Series B at their addresses as they appear on the Corporation’s stock transfer records a notice of such Parity Optional Redemption Exercise, together with a copy of the exercise notice received by the Corporation relating thereto.

(iv)     Optional Redemption Date.  If, during the pendency of an Event of Default, the Majority Holders exercise the Optional Redemption Right in accordance with this Section 6(c), the date of redemption of the Series B (the “Optional Redemption Date”) shall be the date that is 30 days after the delivery of the Optional Redemption Notice by such Series B holders to the Corporation; provided, however, that, in the event of any Parity Optional Redemption Exercise occurring prior to the delivery of the Optional Redemption Notice by the Majority Holders to the Corporation, if the Majority Holders shall have delivered the Optional Redemption Notice no later than 10 days following delivery by the Corporation of the notice described in Section 6(c)(iii)(B) in respect of the earliest such Parity Optional Redemption Exercise, then the Optional Redemption Date shall be accelerated (but not deferred) to be the same as the date of redemption of the Parity Stock to which such Parity Optional Redemption Exercise relates; provided further, that, subject to the foregoing proviso, the Corporation, by written notice to the Majority Holders, may in its sole discretion elect to accelerate (but not to defer) the Optional Redemption Date to coincide with the redemption date relating to any Parity Optional Redemption Exercise.

(d)         Redemption Payment.  For each share of Series B which is to be redeemed pursuant to this Section 6, the Corporation shall, on the applicable Redemption Date therefor or, if such Redemption Date is not a Business Day, on the first Business Day thereafter, pay to the holder thereof in full an amount in cash equal to the Redemption Price calculated as of such Redemption Date, to the same account or accounts that the Corporation pays dividends.  Upon payment in full of the Redemption Price in accordance with this Section 6(d), such shares of Series B shall be deemed to be no longer issued and outstanding.  In connection with any redemption of Series B, each holder of shares of Series B to be redeemed shall use reasonable efforts to surrender at the time of redemption at the Corporation’s principal office a certificate representing the shares of Series B such holder is redeeming; provided, however, that the holder’s right to have its shares of Series B redeemed shall not be contingent upon such holder returning its certificates to the Corporation.

(e)         Insufficient Redemption Proceeds.  In the event that, in connection with any redemption obligation pursuant to this Section 6, on any Redemption Date the Corporation is unable to satisfy in full (i) its obligations with respect to all shares of Series B required to be redeemed pursuant to this Section 6 on such Redemption Date, and (ii) the corresponding redemption obligations with respect to all shares of other classes or series of Parity Stock required to be redeemed on such Redemption Date pursuant to the terms thereof, then, in each such case, on such Redemption Date, the Corporation shall redeem only such number of shares of Series B and such number of shares of other classes or series of Parity Stock that legally may be redeemed on such date, to the fullest extent permitted by law, pro rata (as nearly as practical without creating fractional shares), and the holders of the Series B and each such other class or series of Parity Stock shall share ratably the proceeds available for redemption in proportion to the aggregate Redemption Price payable on the shares of Series B required to be redeemed on such Redemption Date pursuant to this Section 6 and the aggregate redemption price payable on the shares of Parity Stock required to be redeemed on such date pursuant to the terms of such Parity Stock.  Thereafter, as soon as the Corporation is legally permitted to do so under applicable law, the Corporation shall redeem the Unredeemed Shares and the remaining unredeemed shares of such other classes or series of Parity Stock required to be redeemed, to the fullest extent permitted by law, pro rata (as nearly as practical without creating any fractional shares), calculated as set forth in the immediately preceding sentence, until the Corporation satisfies in full its redemption obligations with respect to all such Unredeemed Shares and such remaining shares of Parity Stock required to be redeemed.  Unredeemed Shares shall continue to accrue dividends in accordance with the terms hereof up to but excluding the date on which the Corporation pays in full to the holders of such Unredeemed Shares in cash the Redemption Price (re-calculated as of such date).

Section 7.            Conversion.  Holders of Series B shares shall have no right to exchange or convert such shares into any other securities.

Section 8.            Voting Rights.

(a)         General.  The holders of Series B shall not have any voting rights except as set forth below.

(b)         Voting as Separate Class.  On any matter in which the Series B may vote as a separate class (as expressly provided herein), each outstanding share of Series B shall be entitled to one vote.

(c)         Preferred Directors.

              (i)         Whenever (a) dividends on any shares of Series B shall be in arrears by more than sixty (60) days following the applicable Dividend Payment Date (a “Preferred Dividend Default”), or (b) any redemption payment owing with respect to 6(b) or Section 6(c) shall be in arrears by more than sixty (60) days following the applicable Redemption Date (a “Preferred Redemption Default” and together with any Preferred Divided Default, a “Preferred Default”) the holders of shares of the Series B (voting together as a single class) shall be entitled to vote for the election of a number of directors of the Corporation constituting a majority of the Board of Directors (the “Series B Directors”) and the entire Board of Directors, as applicable, will be increased by the number of the Series B Directors.

              (ii)        In connection with the appointment of the Series B Directors, the independence requirements established under the Corporation’s Charter and the rules of the principal national securities exchange on which the Corporation’s securities are listed or admitted to trading must be satisfied.  The Series B Director will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal.  The election will take place at (A) either (I) a special meeting called in accordance with Section 8(c)(iii) below if the request is received more than 60 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (II) the next annual or special meeting of stockholders if the request is received within 60 days of the date fixed for the Corporation’s next annual or special meeting of stockholders, and (B) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all dividends with respect to the Series B for all past Dividend Periods that have ended and all past redemption payments owing with respect to the Series B have been paid in full.

              (iii)       At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series B, a special meeting of the holders of Series B by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 20 days after the date such notice is given.  At any such annual or special meeting, all of the holders of the Series B, by plurality vote, voting together as a single class will be entitled to elect a number of directors constituting a majority of the Board of Directors on the basis of one vote per share of Series B. The holder or holders of one-third of the Series B then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors. Notice of all meetings at which holders of the Series B shall be entitled to vote will be given to such holders at their addresses as they appear in the stock transfer records.  At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series B present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B that would have been entitled to vote at such special meeting.

              (iv)       If and when all accumulated dividends on the Series B for the past Dividend Periods and all redemption payments not paid in full on a past Redemption Date shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series B to elect the Preferred Directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly.  Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B. So long as a Preferred Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of a majority of the Preferred Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B when they have the voting rights described above.  Each of the Preferred Directors shall be entitled to one vote on any matter.

              (v)        The procedures in this Section 8(c) for the calling of meetings and the election of the Preferred Directors will, to the extent permitted by law, supersede anything inconsistent contained in the Bylaws of the Corporation (including any provision calling for a classified board) and, without limitation to foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series B pursuant to this Section 8(c).  Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board of Directors will be automatically increased to include the directors to be elected pursuant to this Section 8(c).  The Corporation agrees to diligently and promptly cooperate in good faith with the holders of the Series B and to perform any and all actions requested by the holders of the Series B that are necessary in connection with the election of the Preferred Directors, including (A) executing and delivering any and all agreements, documents, resolutions or other instruments that may be required for the election of the Series B Directors, and (b) refraining from taking any action that would in any way restrict, limit or interfere with the election of the Preferred Directors.

(d)         Protective Provisions.  So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders of other classes or series of Preferred Stock required by the terms thereof, the vote or consent of the holders of at least a majority of the then outstanding shares of Series B given in person or by proxy, either in writing or by electronic transmission without a meeting (subject to the requirements of Section 2-505(b)(1) of the Maryland General Corporation Law, as the same may be amended or replaced from time to time) or by vote at any meeting called for the purpose, shall be necessary to:

              (i)         (A) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or Parity Stock, or reclassify any authorized shares of capital stock into Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Stock or Parity Stock; (B) issue shares of Series B and Parity Stock to any Person; or (C) authorize, create or issue any class of Junior Stock that gives the holders thereof the right to participate in, interfere with or restrict the management or operations of the Corporation or prohibits the holders of the Series B from exercising their rights and remedies hereunder;

              (ii)        amend, alter or repeal any provisions of the Series B Preferred Terms as set forth herein, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise;

              (iii)       amend, alter or repeal the provisions of these Articles Supplementary;

              (iv)       amend, alter or repeal the provision of the Articles Supplementary with respect to the Series A or Series C;

              (v)        amend, alter or repeal the provisions of the Charter (other than these Articles Supplementary) or the Bylaws, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to adversely affect any right, preference, privilege, obligation or voting power of the Series B or holders thereof;

              (vi)       incur any indebtedness or other obligations, or refinance any existing indebtedness, that would prohibit the Corporation from making the dividend or redemption payments attributable to the Series B and/or performing the terms and conditions of the Contribution Agreement;

              (vii)      except as expressly set forth in the Contribution Agreement, exceed (or in the case of Affiliates, cause or permit such Affiliates to exceed) the Indebtedness Limit (as defined in the Contribution Agreement) with respect to any indebtedness securing or encumbering any of the properties contributed to the Corporation and its Affiliates pursuant to the Contribution Agreement (the “Contributed Properties”);

              (viii)     increase (or in the case of Affiliates, cause or permit such Affiliates to increase) (A) the aggregate outstanding principal amount of any individual indebtedness of the Corporation and its Affiliates existing as of the Original Issue Date that is secured by real property by greater than $250,000 (excluding for purposes of this Section 8(d)(viii)(A) indebtedness authorized pursuant to the Contribution Agreement with respect to the Contributed Properties), such $250,000 being inclusive of any and all expenses, prepayment fees, defeasances, etc. associated with such increase; and (B) the aggregate outstanding principal amount of all unsecured indebtedness of the Corporation and its Affiliates existing as of the Original Issue Date by greater than $250,000, such $250,000 shall be inclusive of any and all expenses, prepayment fees, defeasances, etc. associated with such increase; provided, however, that in either instance, the Corporation may exceed such $250,000 limit if any and all amounts borrowed in excess of such $250,000 are paid to the holders of outstanding Series B and Series C pro rata and reduce the Liquidation Preference (“Debt Payments”).  All Debt Payments shall be paid to the holders of the Series B and Series C, pro rata, as promptly as practicable (but in no event later than five (5) Business Days) following the closing of the applicable financing;

              (ix)        redeem, repurchase or otherwise acquire for value any Junior Stock;

              (x)         declare and make any dividends to any Junior Stock unless the Corporation is current on all dividend and redemption payments owing to the Series B and has adequately funded a reserve in an amount necessary to make all dividend and redemption payments owing with respect to the Series B for the following 12 month period;

              (xi)        incur any indebtedness after the Original Issue Date from (A) any Affiliate of the Corporation, or (B) any officer, director or shareholder of the Corporation (or any of their respective Affiliates);

              (xii)       engage in any transaction (other than those described in subclause (xi) above) outside the ordinary course of business consistent with past practice between the Corporation and (A) any Affiliate of the Corporation, or (B) any officer, director or shareholder of the Corporation (or any of their respective Affiliates), in either case that would reasonably be expected to adversely affect the rights of the Series B;

              (xiii)      take any corporate action in the furtherance of, or suffer to exist, any of the following:

                           (A)          the commencement by the Corporation of a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

                           (B)           the consent by the Corporation to the entry of a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

                           (C)           the filing of a petition or answer or consent by the Corporation seeking reorganization or relief under any applicable federal or state law;

                           (D)           the Corporation:

               (1)           consenting to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Corporation or of any substantial part of its property;

               (2)            making an assignment for the benefit of creditors; or

               (3)            admitting in writing its inability to pay its debts generally as they become due.

  (xiv)      enter into any transaction or take any corporate action which could reasonably be expected to result in, or suffer to exist, a Change of Control;
  (xv)       declare or pay any distributions on the Junior Stock;

  (xvi)      increase the size of the Corporation’s Board of Directors (other than in connection with the exercise of the rights set forth in Section 8(c) hereof);

  (xvii)   amend, alter or repeal, directly or indirectly through American Spectrum Operating Partnership L.P., the provisions of the Limited Liability Company Agreement of American Spectrum Dunham Properties, LLC, so as to adversely affect any right, preference, privilege, obligation or voting power of the Series B or holders thereof;

  (xviii)    undertake any liquidation, dissolution or winding up of the Corporation.

  (xix)      declare or pay any dividends on any shares of Parity Stock that are not paid pro rata with the Series B in accordance with Section 4 hereof;

(xx)     declare or pay any liquidating distributions on any shares of Parity Stock that are not paid pro rata with the Series B, in accordance with Section 5 hereof, provided that Sale Payments and Participation Payments (as such terms are defined in the Contribution Agreement) shall not be considered liquidating distributions for purposes of these Articles Supplementary; or

(xxi)     redeem any shares of Parity Stock, including Series C, on a Redemption Date in which shares of Series B are to be redeemed pursuant to Section 6 hereof, unless (a) on the applicable Redemption Date, the Corporation is able to satisfy in full its obligations with respect to all shares of Series B required to be redeemed pursuant to Section 6 on such Redemption Date; or (b) in the event on such Redemption Date the Corporation is unable to satisfy in full (i) its redemption obligation with respect to all shares of Series B required to be redeemed pursuant to Section 6 hereof on such Redemption Date, and (ii) the corresponding redemption obligations with respect to all shares of other classes or series of Parity Stock required to be redeemed on such Redemption Date pursuant to the terms thereof, the Corporation redeems such number of shares of Series B and such number of shares of other classes or series of Parity Stock, including Series C, that legally may be redeemed on such date, to the fullest extent permitted by law, pro rata (as nearly as practical without creating fractional shares), and the holders of the Series B and each such other class or series of Parity Stock share ratably the proceeds available for redemption in proportion to the aggregate Redemption Price payable on the shares of Series B required to be redeemed on such Redemption Date pursuant to Section 6 and the aggregate redemption price payable on the shares of Parity Stock required to be redeemed on such Redemption Date pursuant to the terms of such Parity Stock.  For the avoidance of doubt, no vote of the holders of the Series B shall be required for redemptions made pursuant to clause (a) or (b) in this Section 8(d)(xxi).

Section 9.            Common Voting Rights.  The amendment, alteration or repealing of any provisions of the Series B Preferred Terms, including amendment of these Articles Supplementary, shall not be subject to the approval of the holders of Common Stock.

Section 10.          Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 11.          No Sinking Fund.  No sinking fund has been established for the retirement or redemption of Series B.

Section 12.          Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 13.          Severability of Provisions.  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B set forth in the Charter, including the Series B Preferred Terms, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 14.          Notices.  All notices or communications in respect of Series B shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles Supplementary, in the Charter or Bylaws or by applicable law.

Section 15.          No Preemptive Rights.  No share of Series B shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 16.          Replacement Certificates.  The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 17.          Other Rights.  The shares of Series B shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

SECOND:  The shares of Series B have been classified and designated by the Board of Directors under the authority contained in the Maryland General Corporation Law and the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

* * * *

IN WITNESS WHEREOF, AMERICAN SPECTRUM REALTY, INC. has caused these Amended and Restated Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary, this 7th day of June, 2014.

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ William J. Carden
Name: William J. Carden
Title: President

ATTEST:

By:	/s/ Wayne Reyes
Name: Wayne Reyes
Title: Assistant Secretary